Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES DEFINITIVE AGREEMENTS TO BUILD
AND OPERATE A CANOLA PROCESSING PLANT
(LA JOLLA, CALIFORNIA)—December 30, 2010— PICO Holdings, Inc. (NASDAQ: PICO) announced today that it has secured a $100 million non—recourse, senior secured construction loan facility and completed the acquisition of Northstar Agri Industries. PICO previously announced this transaction in its press release on September 21, 2010. Northstar Agri Industries is an agribusiness concern that will build and operate a canola processing plant with an integrated refinery near Hallock, Minnesota. The plant is expected to be operational by the fourth quarter of 2012.
PICO Holdings has contributed approximately $60 million of equity for an 88% ownership interest in Northstar Agri Industries.
The total cost of the canola processing plan and integrated refinery is estimated to be $160 million. ING Capital LLC will serve as the administrative agent and lead arranger for the $100 million credit facility. The credit facility is underwritten and includes a $10.5 million working capital facility. PICO expects to close on the credit facility in Spring 2011.
Guaranteed Maximum Price construction, engineering, and technology contracts have been executed with Karges-Faulconbridge Inc., McGough Industrial Construction LLC, and Crown Iron Works. Each of these firms has significant prior experience in the industry. Construction is scheduled to begin on January 10, 2011.
—more—

PICO Holdings, Inc.
Canola Processing Plant

PICO is a diversified holding company. PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value. Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.
—more—

PICO Holdings, Inc.
Canola Processing Plant

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the commencement of construction and the progress thereof; a softening in demand for canola oil; the ability of the project to secure customers for its products at the rates and prices that are currently anticipated; prolonged weakness in the overall U.S. and global economies; and the impact of international affairs. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
# # #
CONTACT:   Max Webb     Chief Financial Officer          (858) 456-6022 ext. 216